PROVIDENCE SERVICE CORPORATION

AT THE COMPANY	AT CAMERON ASSOCIATES
Fletcher McCusker – Chairman and CEO	Alison Ziegler 212-554-5469
Kate Blute – Director of Investor and Public Relations
520/747-6600

FOR IMMEDIATE RELEASE

Providence Service Corporation’s Settlement Offer

to Avalon Group Rejected

Providence’s Offer Contemplated Appointing Additional Independent Director

and Enhancing Shareholder Representation on Board

TUCSON, ARIZONA – April 16, 2009 — The Providence Service Corporation (Nasdaq: PRSC) today announced that its offer to the Avalon Group to settle the proxy contest related to the Company’s 2009 Annual Meeting of Stockholders has been rejected. In its settlement offer, which followed recent discussions between Providence and the Avalon Group, Providence had proposed expanding its Board of Directors from six to seven members and identifying and appointing an additional independent director that would enhance shareholder representation on the Board. In Providence’s discussions with the Avalon Group, the Avalon Group had suggested that it would be willing to end its proxy contest if Providence enhanced shareholder representation on the Board. As an alternative, Providence also proposed, identifying and appointing an additional independent director who would have relevant and significant experience in one or more of the industries in which Providence operates.

Fletcher J. McCusker, Providence’s Chief Executive Officer stated, “We are disappointed that the Avalon Group has rejected our settlement offer, particularly after telling us that it was willing to terminate its proxy contest if we were willing to add an additional shareholder representative to our Board. We continue to believe that it is in the best interest of all Providence stockholders to resolve this matter at the earliest possible time so that we can move beyond this unnecessary distraction and return our complete attention to delivering on Providence’s very significant potential and enhancing value for ALL Providence stockholders. Accordingly, we remain open to having future settlement discussions with Avalon as long as they are constructive. However, we will not be intimidated, bullied or distracted from our focus on acting in the best interests of, and building stockholder value for, ALL Providence stockholders by the threats of one dissident stockholder. As much as we would prefer not to have to spend time and money on Avalon’s disruptive proxy contest, we will not stand idly by while Avalon and its principals seek, through their proxy contest, to further their own agenda.”

Important Information

The Providence Service Corporation (the “Company”) and its directors and certain executive officers are deemed participants in the solicitation of proxies from stockholders in connection with the 2009 Annual Meeting of Stockholders (the “2009 Annual Meeting”). The Company has filed a Preliminary Proxy Statement with the Securities and Exchange Commission (the “SEC”) relating to the 2009 Annual Meeting. Information regarding the interests of such participants is included in the Preliminary Proxy Statement. WE URGE INVESTORS TO READ THE PRELIMINARY PROXY STATEMENT (INCLUDING ANY SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders will be able to obtain, free of charge, copies of the Preliminary Proxy Statement and any other documents filed by the Company with the SEC in connection with the 2009 Annual Meeting at the SEC’s website at http://www.sec.gov and the Company’s website at http://www.provcorp.com.

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5524 E. Fourth Street • Tucson, Arizona 85711 •Tel 520/747-6600 •Fax 520/747-6605 •www.provcorp.com

Providence Service Corporation

About Providence

The Providence Service Corporation, through its owned and managed entities, provides home and community based social services and non-emergency transportation services management to government sponsored clients under programs such as welfare, juvenile justice, Medicaid and corrections. Providence does not own or operate beds, treatment facilities, hospitals or group homes, preferring to provide services in the client’s own home or other community setting. The Company provides a range of services through its direct and managed entities to over 87,000 clients through 1,039 contracts at December 31, 2008, with an estimated 6.3 million individuals eligible to receive the Company’s non-emergency transportation services related to its LogistiCare operations. Combined, the Company has a nearly $1 billion book of business including managed entities.

Forward-Looking Statements

This press release contains ““forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “anticipate,” “should” and “likely” and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. These factors include, but are not limited to the global credit crisis, capital market conditions, and other risks detailed in Providence’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2008. Providence is under no obligation to (and expressly disclaims any such obligation to) update any of the information in this press release if any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise.

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